EXHIBIT 99.1

Information Contact:
         Frank E. Emery    (editorial and financial) 650-813-2752

FOR RELEASE AT 3:00 PM PST, December 10, 1998

         WATKINS-JOHNSON COMPANY AMENDS SHAREHOLDER RIGHTS PLAN AND BYLAWS


Palo Alto, Calif., December 10, 1998. Watkins-Johnson Company (NYSE:WJ) today announced amendments by its board of directors to its Shareholder Rights Plan and company bylaws. These amendments are designed to enhance the protection afforded to shareholders in realizing fair value and equal treatment in the event of any attempted takeover of the company and to protect the company and its shareholders against coercive takeover tactics. The full texts of the amendments will be filed shortly with the Securities and Exchange Commission.


Amendment to Shareholder Rights Plan

The amendment to the company's Shareholder Rights Plan decreases from 15% to 10% the threshold level of the common stock ownership that would trigger the issuance of share purchase rights under the Rights Plan. An "inadvertent triggering" cure mechanism has also been added. Additionally, the amendment provides that the Board of Directors will take all actions previously authorized to be taken by the "Continuing Directors" (directors who were members of the board of directors on the date the Rights Plan was adopted or whose nomination or election to the board was recommended or approved by a majority of such directors).


                                    - more -


Watkins-Johnson Company, page 2


Amendment to Bylaws

The amended bylaws provide that nominations or other matters for consideration at annual shareholder meetings must be received by the company within a 45 to 75 day period prior to the first anniversary of the mailing of the company proxy materials for the previous year's annual shareholders' meeting (the proxy materials for the 1998 annual shareholders' meeting

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were mailed on March 17, 1998).  Previously,  the required period for submitting notice was 14 to 50 days prior to any upcoming annual shareholders' meeting.

The board also adopted a bylaw relating to the setting of a record date to determine shareholders eligible to participate in shareholder action by written consent without a meeting. In addition, the board amended the bylaw relating to shareholder meetings to delete the requirement that such meetings be held each year in April. Instead, the annual meeting will be held at a date to be determined each year by the board.

Forward-Looking Statements

The statements in this news release that relate to future plans are forward-looking statements that involve risks and uncertainties, including the efficacy of the company's amended Shareholder Rights Plan and amended bylaws in protecting shareholders and other risks identified in the filings the company makes with the SEC. Actual results may vary materially.


                                    - more -

Watkins-Johnson Company, page 3



About Watkins-Johnson Company

Watkins-Johnson Company, headquartered in Palo Alto, California, specializes in two high-technology business areas. WJ's wireless-communications units produce radio-frequency components, subassemblies and receiver equipment for fixed and mobile networks worldwide. The company's Semiconductor Equipment Group produces atmospheric-pressure dielectric chemical-vapor-deposition systems for high-volume integrated-circuit manufacturing. Sales in 1997 exceeded $291 million.

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